Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

Main Street Announces Special Cash Dividend Payable in

January 2013 and Regular First Quarter 2013 Monthly Dividends

Special Cash Dividend of $0.35 per Share is in Addition to Regular Monthly Dividends of $0.15 per Share for each of January, February and March 2013

HOUSTON, November 7, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared a special cash dividend of $0.35 per share payable in January 2013 and regular monthly dividends of $0.15 per share for each of January, February and March 2013.

Vincent D. Foster, Main Street’s Chairman, President and Chief Executive Officer, stated, “This special dividend is the result of the success we have had in 2012, including record quarterly net investment income and substantial realized gains on several portfolio company exits and after the three increases to our regular monthly dividend during 2012.  It is also a reflection of our positive future outlook and our Board’s and management team’s confidence in our ability to continue to deliver value to our stockholders in the future.  As a result of our success in 2012, we project that we will have a significant amount of spillover income at year-end, with this special dividend reflecting a payout of approximately one-third of our estimated spillover income as of September 30, 2012.  Our approach to paying this special dividend allows us to retain a significant amount of spillover income to benefit our stockholders in future periods.  Assuming we are able to maintain our current level of financial and operating performance, we should be postured to declare an annual special dividend at the end of both 2013 and 2014.”

Special Cash Dividend — January 2013

The special dividend, which will be payable as set forth in the table below, is in addition to the regular cash dividends that Main Street has declared and paid since its October 2007 initial public offering and its regular monthly dividends for the first quarter of 2013 as detailed below.  This special dividend will be paid out of Main Street’s undistributed taxable income (or “spillover income”), or taxable net income in excess of dividends paid, as of December 31, 2012.  Main Street estimates that the special dividend represents a payout of approximately one-third of Main Street’s estimated spillover income as of September 30, 2012.

Summary of Special Cash Dividend

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/6/2012	1/2/2013	1/4/2013	1/23/2013	$0.35

Regular Monthly Dividends — First Quarter 2013

The regular monthly dividends, which will be payable as set forth in the table below, total $0.45 per share for the first quarter of 2013. The regular first quarter 2013 dividends represent an 11.1% increase from the dividends declared for the first quarter of 2012.  Including the regular monthly dividends declared for the first quarter of 2013 and the special cash dividend payable in January 2013, Main Street will have paid $8.83 per share in cumulative dividends since its October 2007 initial public offering.

Summary of First Quarter 2013 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/6/2012	12/18/2012	12/20/2012	1/15/2013	$0.15

11/6/2012	1/16/2013	1/18/2013	2/15/2013	$0.15

11/6/2012	2/19/2013	2/21/2013	3/15/2013	$0.15
			Total for First Quarter 2013:	$0.45

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at our taxable subsidiaries, and (iv) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for dividends in such tax year, will be made after the close of the tax year. The final tax attributes for 2012 and 2013 dividends are expected to include ordinary taxable income, capital gains and, for 2012 only (unless Congress acts to renew the special tax treatment for qualified dividends for future periods), qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on a specified valuation date for each dividend as determined by Main Street’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs, which are borne by Main Street.

Third Quarter Financial Results

As previously announced, Main Street will release third quarter 2012 financial results today after the financial markets close.  In conjunction with the third quarter 2012 earnings release, Main Street has scheduled a conference call for Thursday, November 8, 2012 at 10:00 a.m. Eastern Time.  Please see Main Street’s press release dated October 25, 2012, which can be found on its website, for details on how to participate in the conference call.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the amount of estimated spillover income, the declaration and payment of regular or special dividends in the future and the potential tax attributes for 2012 and 2013 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statements now or in the future.

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